Exhibit 10.1 CHANGE IN CONTROL AGREEMENT THIS AGREEMENT, made the 27th day of July 2022, between UNIVEST FINANCIAL CORPORATION (“Univest”), a Pennsylvania corporation, UNIVEST BANK AND TRUST CO. (“Bank”), a Pennsylvania banking and trust company and wholly owned subsidiary of Univest (Univest and Bank are sometimes referred to herein collectively as “Employer”), and [____________], an adult individual (“Employee”). WITNESSETH: WHEREAS, Employee is currently employed as [____________] of Employer; WHEREAS, Employer desires to induce Employee to remain in its employ on an impartial and objective basis in the event of a transaction pursuant to which a Change in Control of Employer occurs, and is willing to provide Employee the additional benefits provided herein in consideration of Employee’s continued employment and the additional non-competition, non-disclosure and non-solicitation covenants provided herein; NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows: AGREEMENT: 1. Term of Agreement. (a) General. This Agreement shall be for a period (the “Term”) commencing on the date of this Agreement and ending on December 31, 2022; provided, however, that, commencing on January 1, 2023 and on January 1 of each succeeding year (each an “Annual Renewal Date”), the Term shall be automatically extended for one (1) additional year from the applicable Annual Renewal Date (each, an “Extension”), unless Employer or Employee shall give written notice of nonrenewal to the other party at least sixty (60) days prior to an Annual Renewal Date, in which event this Agreement shall terminate at the end of the then existing Term. Notwithstanding the foregoing, in the event that during the Term, Univest or Bank enter into an agreement to effect a transaction that would be considered a Change in Control, as defined in Section 2(b) of this Agreement, the Term will automatically extend, as of the date of that agreement, so that the Term expires no less than two (2) years beyond the effective date of the Change in Control. References in this Agreement to the “Term” shall refer to the initial term and the terms of any Extensions as may become effective. (b) Termination for Cause. Notwithstanding the provisions of Section l(a) of this Agreement, this Agreement shall terminate automatically upon termination by Employer of Employee’s employment for Cause. As used in this Agreement, “Cause” shall mean the following: (i) Employee’s material breach of this Agreement or any other agreement with Employer to which he is a party;

2 (ii) Employee’s material failure to adhere to any written policy of Employer generally applicable to officers of Employer if Employee has been given thirty (30) days written notice of the failure to adhere and a reasonable opportunity to comply with such policy or cure Employee’s failure to comply; (iii) Employee’s appropriation or attempted appropriation of a business opportunity of Employer, including attempting to secure or securing any business or personal profit in connection with any transaction entered into on behalf of Employer; (iv) Employee’s misappropriation or attempted misappropriation of any of Employer’s funds or property (including any intellectual property of the Employer); (v) Employee’s conviction of, or the entering of a guilty plea or plea of no contest with respect to, a felony or the equivalent thereof involving dishonesty or breach of trust and the penalty for such offense could be imprisonment for more than one year; (vi) Employee’s conviction of an offense involving moral turpitude under the provisions of any federal, state or local laws or ordinances, or Employee’s use of alcohol, narcotics or illegal drugs to such an extent that will cause a material detrimental effect on Employer; or (vii) Employee’s removal or prohibition from being an institution-affiliated party by a final order of an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act or by the Pennsylvania Department of Banking and Securities pursuant to state law. If Employee’s employment is terminated for Cause, Employee’s rights and obligations under this Agreement shall cease as of the effective date of such termination. (c) Voluntary Termination, Retirement, or Death. Notwithstanding the provisions of Section l(a) of this Agreement, this Agreement shall terminate automatically upon termination of Employee’s employment as a result of voluntary termination by Employee (other than in accordance with Section 2 of this Agreement), retirement at Employee’s election, or death. In any such event, Employee’s rights under this Agreement shall cease as of the date of such event; provided, however, that if Employee dies after a Notice of Termination (as defined in Section 2(a) of this Agreement) is delivered by Employee, the payments and benefits described in Section 3 will nonetheless be made to the person or persons determined pursuant to Section 11(b) of this Agreement. (d) Disability. Notwithstanding the provisions of Section 1(a) of this Agreement, this Agreement shall terminate automatically upon termination of Employee’s employment as a result of Employee’s Disability and Employee’s rights under this Agreement shall cease as of the date of such termination; provided, however, that, if Employee becomes Disabled after a Notice of Termination (as defined in Section 2(a) of this Agreement) is delivered by Employee, Employee shall nevertheless be entitled to receive the payments and

3 benefits provided for in, and for the term set forth in, Section 3 of this Agreement. As used in this Agreement, the terms “Disability” or “Disabled” means incapacitation, by accident, sickness or otherwise, such that Employee is rendered unable to perform the essential duties required of Employee by Employee’s position with Employer at that time, notwithstanding reasonable accommodation, for a period of six (6) consecutive months. 2. Termination Following Change in Control. (a) Good Reason. If a Change in Control (as defined in Section 2(b) of this Agreement) shall occur at any time during the Term of this Agreement, and if within the period beginning on the date Univest or Bank enter into an agreement to effect a Change in Control (or nine (9) months prior to the effective date of the Change in Control, whichever is longer), and one year after the effective date of the Change in Control (A) Employer terminates the employment of Employee (other than for Cause), or (B) any of the following occur, if taken without Employee’s express written consent: (i) a material diminution in Employee’s authority, duties or other terms or conditions of employment; (ii) any reassignment of Employee to a location greater than 25 miles from the location of Employee’s office, unless such new location is closer to Employee’s primary residence than the prior location; (iii) any material diminution in Employee’s base salary; (iv) any failure to provide Employee with any benefits enjoyed by Employee under any of Univest’s or Bank’s retirement or pension, life insurance, medical, health and accident, disability or other material employee plans in which Employee participated or the taking of any action that would materially reduce any of such benefits, except for any reductions in benefits or other actions resulting from changes to or reductions in benefits applicable to employees generally prior to the Change in Control; or (v) any other material breach of this Agreement by Employer; then, at the option of Employee, exercisable by Employee during the ninety (90) day period after the occurrence of each and every of the foregoing events (“Good Reason”), Employee may give notice of intent to terminate employment under this Agreement (or, if involuntarily terminated, give notice of intention to collect benefits under this Agreement) by delivering a notice in writing (the “Notice of Termination”) to Employer. If, with respect to any of the items set forth in Section 2(a)(B), Employer fails to cure such situation within thirty (30) days after said notice, Employee will become entitled to the payments and benefits described in Section 3 of this

4 Agreement. After the expiration of the ninety (90) day period described in this Section 2(a)(B), Employee cannot exercise such right with respect to that Good Reason event. (b) Change in Control Defined. As used in this Agreement, “Change in Control” shall mean the occurrence of any of the following: (i) (A) a merger, consolidation, or division involving Univest or Bank, (B) a sale, exchange, transfer, or other disposition of substantially all of the assets of Univest or Bank, or (C) a purchase by Univest of substantially all of the assets of another entity, unless (x) such merger, consolidation, division, sale, exchange, transfer, purchase or disposition is approved in advance by at least a majority of the members of the Board of Directors of Univest who are not interested in the transaction and (y) a majority of the members of the Board of Directors of the legal entity resulting from or existing after any such transaction and of the Board of Directors of such entity’s parent corporation, if any, are former members of the Board of Directors of Univest; (ii) a “person” or “group” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934) of 50% or more of the outstanding shares of common stock of Univest; (iii) at any time during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of Univest cease to constitute a majority of such Board (unless the election or nomination of each new director was approved by a vote of at least 51% of the directors who were directors at the beginning of such period); or (iv) any other change in control similar in effect to any of the foregoing and specifically designated in writing as a change in control by the Board of Directors of Univest. 3. Rights in Event of Termination Following Change in Control. In the event Employee validly and timely delivers a Notice of Termination to Employer, Employee shall be entitled to receive the following benefits: (a) Employer shall pay, within thirty-five (35) days from the later of the date of termination of employment or the delivery of a Notice of Termination, notwithstanding any termination of this Agreement during such period, a lump sum cash payment equal to (i) two (2) times Employee’s base salary at the highest annual amount in effect during the current and two (2) calendar years preceding the year in which the Notice of Termination is delivered plus (ii) two (2) times Employee’s average cash bonus paid within the current and two (2) calendar years preceding the year in which the Notice of Termination is delivered. (b) In addition, during the period commencing from date of termination of employment until the end of the twenty-fourth (24th) month after such date, Employee shall be permitted to continue participation in, and the Employer shall maintain the same level of contribution for, Employee’s participation in the Employer’s medical/health

5 insurance in effect with respect to Employee during the one (1) year period prior to his termination of employment, or, if the Employer is not permitted to provide such benefits because Employee is no longer an employee or as a result of any applicable legal requirement, Employee shall receive a dollar amount, on or within thirty-five (35) days following the date of termination, equal to the cost to Employee of obtaining such benefits (or substantially similar benefits). 4. Noncompetition and Nonsolicitation. (a) Employee hereby acknowledges and recognizes the highly competitive nature of the business of Univest and Bank and accordingly agrees that, during and for the applicable period set forth in Section 4(c), Employee shall not: (i) be engaged (other than by Univest or Bank), directly or indirectly, as a consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise engaged in banking, insurance, mortgage banking, wealth management or trust services in any county in which a branch location, office, loan production office, or trust or asset and wealth management office of Univest, Bank, or any of their subsidiaries are located (“Non-Competition Area”); (ii) for or on behalf of Employee or a same, similar or competitive business as Univest, Bank or any of their affiliates, solicit, provide services to, contract with, or accept business from any person or entity which (A) was or has been a client of Univest, Bank or any of their affiliates within one (1) year prior to the cessation of Employee’s employment and with whom Employee had business dealings during that period, or (B) received a new business proposal from Univest, Bank or any of their affiliates within one (1) year prior to the cessation of Employee’s employment; (iii) solicit, encourage or induce any person or entity with the effect or for the purpose of: (A) knowingly causing any material loans or deposits or other funds with respect to which Univest, Bank or any of their affiliates provides services to be withdrawn, (B) causing any client of Univest, Bank to refrain from engaging Univest, Bank or any of their affiliates, or (C) causing any client to terminate or materially diminish its relationship with Univest, Bank or any of their affiliates; and/or (iv) (A) affirmatively induce, offer, assist, solicit, encourage or suggest, in any manner whatsoever, (1) that Employee or another business or enterprise offer employment to or enter into a business affiliation with any employee of Univest, Bank or any of their affiliates, or (2) that any employee, agent or representative of Univest, Bank or any of their affiliates terminate his or her employment or business affiliation with Univest, Bank or any of their affiliates; or (B) hire, employ or contract with any employee of Univest, Bank or any of their affiliates. Notwithstanding any of the foregoing, Employee shall not be prohibited from making personal investments, loans or real estate transactions comparable to such transactions which would have been permitted during Employee’s employment with Univest or Bank.

6 (b) It is expressly understood and agreed that, although Employee, Univest and Bank consider the restrictions contained in Section 4(a) reasonable for the purpose of preserving for Univest and Bank their goodwill and other proprietary rights, if a final judicial determination is made by a court or arbitrator having jurisdiction that the time or territory or any other restriction contained in Section 4(a) is an unreasonable or otherwise unenforceable restriction against Employee, the provisions of Section 4(a) shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable. (c) If Employee receives the payments and benefits in Section 3 of this Agreement, the provisions of this Section 4 shall apply for the period of time mutually agreed to by the parties, and in no event shall the time period be less than six months or exceed two years, taking into account the provisions of Section 25. 5. Unauthorized Disclosure. During the Employment Period and at any time thereafter, Employee shall not, without the written consent of the Boards of Directors of Univest and Bank, or a person authorized thereby, knowingly disclose to any person, other than an employee of Univest or Bank, or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Employee of Employee’s duties hereunder, any material confidential information obtained by him while in the employ of Employer with respect to Univest’s, Bank’s or any of their majority-owned subsidiaries’ services, products, improvements, formulas, designs or styles, processes, customers, methods of business or any business practices the disclosure of which could be or would be damaging to Univest, Bank or any such subsidiary; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by Employee or any person with the assistance, consent, or direction of Employee), or any information that must be disclosed as required by law. 6. Remedies. Employee acknowledges and agrees that the remedy at law of Employer for a breach or threatened breach of any of the provisions of Sections 4 or 5 would be inadequate and, in recognition of this fact, in the event of a breach or threatened breach by Employee of any of the provisions of Sections 4 or 5, it is agreed that Employer shall be entitled to, without posting any bond, and Employee agrees not to oppose any request of Employer for, equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction, or any other equitable remedy which may then be available. Nothing contained in this section shall be construed as prohibiting Employer from pursuing any other remedies available to them, at law or in equity, for such breach or threatened breach. 7. Notices. Except as otherwise provided in this Agreement, any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to Employee’s residence, in the case of notices to Employee, and to the principal office of Employer, in the case of notices to Employer. 8. Waiver. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by Employee and an executive officer specifically designated by the Board of Directors of

7 Employer. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. 9. Assignment. This Agreement shall not be assignable by either party, except by Employer to any successor in interest to Employer’s business. 10. Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement and, in accordance with the provisions of Section 21, supersedes any prior understanding of the parties. 11. Successors; Binding Agreement. (a) Employer. Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of Employer to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place. Failure by Employer to obtain such assumption and agreement prior to the effectiveness of any such succession shall constitute a breach of this Agreement. As used in this Agreement, “Employer” shall mean Employer as defined previously and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise. (b) Employee. This Agreement shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, heirs, distributees, devisees, and legatees. If Employee should die after a Notice of Termination is delivered by Employee and any amounts would be payable to Employee under this Agreement if Employee had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee, or other designee, or, if there is no such designee, to Employee’s estate. 12. Continuation of Certain Provisions. Any termination of Employee’s employment under this Agreement or of this Agreement after a Change in Control will not affect the payment and benefit provisions of Section 3, which will, if relevant, survive any such termination and remain in full force and effect in accordance with its terms. 13. Other Rights; Severance. Except as provided in Sections 25 and 26, nothing herein will be construed as limiting, restricting or eliminating any rights Employee may have under any plan, contract or arrangement to which Employee is a party or in which Employee is a vested participant; provided, however, that any termination payments required hereunder will be in lieu of any severance benefits to which Employee may be entitled under a severance plan or arrangement of Employer; and provided further, that if the benefits under any such plan or arrangement may not legally be eliminated, then the payments hereunder will be reduced (but not below zero) by the amount payable under such plan or arrangement. For the avoidance of doubt, any amounts payable related to equity compensation programs are not deemed severance for purposes of this Agreement.

8 14. No Employment Agreement; At-Will Employment. This Agreement does not constitute an employment agreement or an agreement to maintain employment for any period of time. Employee’s employment with Employer constitutes “at-will” employment and either Employee or Employer may terminate Employee’s employment at any time, subject to the procedures and consequences in the event of a termination of employment in accordance with the terms of this Agreement. 15. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. 16. Applicable Law. This Agreement shall be governed by and construed in accordance with the domestic laws (but not the law of conflicts of law) of the Commonwealth of Pennsylvania. 17. Headings. The headings of the Sections of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement. 18. Number. Words used herein in the singular will be construed as being used in the plural, as the context requires, and vice versa. 19. Regulatory Matters. The obligations of Employer under this Agreement shall in all events be subject to any required limitations or restrictions imposed by or pursuant to the Federal Deposit Insurance Act or the Pennsylvania Banking Code of 1965 as the same may be amended from time to time. 20. References to Employer. All references to Employer shall be deemed to include references to companies affiliated with Employer, as appropriate in the relevant context. 21. Effective Date; Termination of Prior Understandings. This Agreement will become effective immediately upon the execution and delivery of this Agreement by the parties hereto. Upon the execution and delivery of this Agreement, any prior understanding relating to the subject matter hereof will be deemed automatically terminated and be of no further force or effect. 22. Withholding For Taxes. All amounts and benefits paid or provided hereunder will be subject to withholding for taxes as required by law. 23. Individual Agreement. This Agreement is an agreement solely between and among the parties hereto. It is intended to constitute a nonqualified unfunded arrangement for the benefit of a key management employee and will be construed and interpreted in a manner consistent with such intention. 24. Application of Code Section 409A. (a) Notwithstanding anything in this Agreement to the contrary, the receipt of any benefits under this Agreement as a result of a termination of employment shall be

9 subject to satisfaction of the condition precedent that Employee undergo a “separation from service” within the meaning of Treas. Reg. § 1.409A-1(h) or any successor thereto. In addition, if Employee is deemed to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provisions of any benefit that is required to be delayed pursuant to Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six (6) month period measured from the date of Employee’s “separation from service” (as such term is defined in Treas. Reg. § 1.409A-1(h)), or (ii) the date of Employee’s death (the “Delay Period”). Within ten (10) days following the expiration of the Delay Period, all payments and benefits delayed pursuant to this section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Employee in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. To the extent that the foregoing applies to the provision of any ongoing welfare benefits to Employee that would not be required to be delayed if the premiums therefore were paid by Employee, Employee shall pay the full costs of premiums for such welfare benefits during the Delay Period and Univest or Bank shall pay Employee an amount equal to the amount of such premiums paid by Employee during the Delay Period within ten (10) days after the conclusion of such Delay Period. (b) Except as otherwise expressly provided herein, to the extent any expense reimbursement or other in-kind benefit is determined to be subject to Code Section 409A, the amount of any such expenses eligible for reimbursement or in-kind benefits in one calendar year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year (except under any lifetime limit applicable to expenses for medical care), in no event shall any expenses be reimbursed or in-kind benefits be provided after the last day of the calendar year following the calendar year in which Employee incurred such expenses or received such benefits, and in no event shall any right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit. (c) Any payments made pursuant to Section 3, to the extent of payments made from the date of termination through March 15th of the calendar year following such date, are intended to constitute separate payments for purposes of Treas. Reg. § 1.409A-2(b)(2) and thus payable pursuant to the “short-term deferral” rule set forth in Treas. Reg. § 1.409A-1(b)(4); to the extent such payments are made following said March 15th, they are intended to constitute separate payments for purposes of Treas. Reg. § 1.409A-2(b)(2) made upon an involuntary termination from service and payable pursuant to Treas. Reg. § 1.409A-1(b)(9)(iii), to the maximum extent permitted by said provision. Notwithstanding the foregoing, if Employer determines that any other payments hereunder fail to satisfy the distribution requirement of Section 409A(a)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), the payment of such benefit shall be delayed to the minimum extent necessary so that such payments are not subject to the provisions of Code Section 409A(a)(1). 25. Potential Limitation on Benefits. (a) Employee and Employer hereby recognize that: (A) the non- solicitation restriction and non-competition restrictions under Section 4(a) of this Agreement

10 have value, and (B) the value shall be recognized in any calculations Employer and Employee perform with respect to determining the effect, if any, of the parachute payment provisions of Code Section 280G (“Section 280G”), by allocating a portion of any payments, benefits or distributions in the nature of compensation (within the meaning of Section 280G(b)(2)), including the payments under Section 3 of this Agreement, to the fair value of the non- solicitation and non-competition restriction under Section 4(a) of this Agreement (the “Appraised Value”). Employer, at Employer’s expense, shall obtain an independent appraisal to determine the Appraised Value no later than forty-five (45) days after entering into an agreement, that if completed, would constitute a Change in Control as defined in this Agreement. The Appraised Value will be considered reasonable compensation for post-change in control services within the meaning of Q&A-40 of the regulations under Section 280G; and accordingly, to the extent allowable under the regulations under Section 280G, any aggregate parachute payments, as defined in Section 280G, will be reduced by the Appraised Value. (b) After taking into account the Appraised Value, in the event the receipt of all payments, benefits or distributions in the nature of compensation (within the meaning of Section 280G(b)(2)), whether paid or payable pursuant to Section 3 of this Agreement or otherwise (the “Change in Control Benefits”) would subject Employee to an excise tax imposed by Sections 280G and Code Section 4999, then the payments and/or benefits payable under this Agreement (the “Payments”) shall be reduced by the minimum amount necessary so that no portion of the Payments under this Agreement are non-deductible to Employer pursuant to Code Section 280G and subject to the excise tax imposed under Code Section 4999 (the “Reduced Amount”). Notwithstanding the foregoing, the Payments will not be reduced if it is determined that without such reduction, the Change in Control Benefits received by Employee on a net after-tax basis (including without limitation, any excise taxes payable under Code Section 4999) is greater than the Change in Control Benefits that Employee would receive, on a net after-tax benefit, if Employee is paid the Reduced Amount under the Agreement. (c) Unless otherwise agreed in writing by the parties, all calculations with respect to Sections 280G and Code Section 4999 required by this Section 25 shall be determined by a nationally recognized firm with appropriate expertise mutually agreeable to Employer and Employee (the “Firm”) whose determination will be conclusive and binding on all parties. Employer shall pay all fees charged by the Firm for this purpose. Employer and Employee shall provide the Firm with all information or documents it reasonably requests, and the Firm will be entitled to rely on such information and on reasonable estimates and assumptions and interpretations of the provisions of Sections 280G and Code Section 4999. If it is determined that the Payments should be reduced as a result of the Section 280G calculations performed by the Firm, Employer shall promptly give (or cause the Firm to give) Employee notice to that effect and a copy of the detailed calculations thereof. All determinations made under this Section 25 shall be made as soon as reasonably practicable and in no event later than ten (10) days prior to the date of termination of Employee’s employment. 26. Limitation on Payments. All payments made to the Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with applicable laws and any regulations promulgated thereunder, including, without limitation, 12 C.F.R. Part 359.

11 IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written. UNIVEST FINANCIAL CORPORATION By: Attest: UNIVEST BANK AND TRUST CO. By: Attest: Witness: (“Employee”)